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Exhibit 10.28

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

and

A123 Systems, Inc.

EXCLUSIVE PATENT LICENSE AGREEMENT

Offer to continue negotiations based upon this
agreement open until December 15, 2001

ii

MASSACHUSETTS INSTITUTE OF TECHNOLOGY
EXCLUSIVE PATENT LICENSE AGREEMENT

        This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and A123 Systems, Inc. ("COMPANY"), a Massachusetts corporation, with a principal place of business at 1 Memorial Drive, 12th Floor, Cambridge, MA 02142.

R E C I T A L S

        WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 8700, "Design And Manufacturing Process For Batteries", by Yet-Ming Chiang and Benjamin Hellweg; M.I.T. Case No. 9101, "Self-assembled Electrochemical And Bipolar Electronic Devices", by Yet-Ming Chiang and W. Douglas Moorehead and M.I.T. Case No. 9541, "Conductive Lithium Storage Electrode and Method of Making Same" by Yet-Ming Chiang, Sung-Yoon Chung and Jason T. Bloking and has the right to grant licenses under said PATENT RIGHTS;

        WHEREAS, Yet Ming Chiang, an inventor of the PATENT RIGHTS and current employee of M.I.T., has or will shortly acquire equity in COMPANY, the Conflict Avoidance Statement of Yet-Ming Chiang is attached as Exhibit A hereto;

        WHEREAS, Yet-Ming Chiang, an inventor of the PATENT RIGHTS, has or will shortly acquire equity in COMPANY not resulting from this Agreement, the Inventor/Author Acknowledgment of No Equity Distribution in M.I.T.'s institutional equity share of Yet-Ming Chiang is attached as Exhibit B hereto;

        WHEREAS, M.I.T.'s Vice President for Research has approved that Yet-Ming Chiang, an inventor of the PATENT RIGHTS, now holds or shall shortly acquire equity in COMPANY and that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement;

        WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

        WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

        WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. DEFINITIONS.

        1.1   "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

        1.2   "EXCLUSIVE PERIOD" shall mean the period of time set forth in Section 2.2.

        1.3   "FIELD" shall mean batteries and power supplies, and components thereof.

        1.4   "LICENSED PRODUCT" shall mean any product or part thereof that:

          (i)    absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

          (ii)   is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

        1.5   "LICENSED PROCESS" shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS or which uses a LICENSED PRODUCT.

        1.6   "NET SALES" shall mean the gross amount billed by COMPANY and its AFFILIATES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:

          (i)    customary trade, quantity, or cash discounts to the extent actually allowed and taken;

          (ii)   amounts repaid or credited by reason of rejection or return;

          (iii)  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

          (iv)  outbound transportation costs prepaid or allowed and costs of insurance in transit.

  No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS

          Non-monetary consideration shall not be accepted by COMPANY or any AFFILIATE, for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.

        1.7   "PATENT RIGHTS" shall mean:

          (a)   the United States and international patents listed on Appendix A;

          (b)   the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

          (c)   any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

          (d)   any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

          (e)   international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

          (f)    for the invention disclosure of MIT Case 9541 (a) through (e) above

        1.8   "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

        1.9   "SUBLICENSE INCOME" shall mean any payments that COMPANY or an AFFILIATE receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY and AFFILIATES under Section 2.1, including without limitation license fees, royalties, milestone payments, license maintenance fees, and other similar payments.

        1.10 "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

        1.11 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

        1.12 "TERRITORY" shall mean worldwide

2. GRANT OF RIGHTS.

        2.1    License Grants.    Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

        2.2    Exclusivity.    In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and extending to the end of the TERM.

        2.3    Sublicenses.    COMPANY shall have the right to grant sublicenses of its rights under Section 2.1. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under terms and conditions which, when taken as a whole, shall be no more onerous than the terms and conditions of this Agreement.

        2.4    U.S. Manufacturing.    COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States unless all required waivers are obtained by COMPANY.

        2.5    Retained Rights.

          (a)    M.I.T.    M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

          (b)    Federal Government.    COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

        2.6   M.I.T. further grants to COMPANY an option to add to the PATENT RIGHTS of this Agreement the patent rights of new inventions which:

  (a)
  are dominated by the PATENT RIGHTS licensed under this Agreement and listed in Appendix A as of the Effective Date of this Agreement; and

  (b)
  originated in the M.I.T. laboratory of Prof. Yet-Ming Chiang; and

  (c)
  are invented within 3 years of the EFFECTIVE DATE; and

  (d)
  are available for licensing after satisfaction of any rights granted to sponsors of the research leading to the invention.

For each such invention, COMPANY's option period to elect the patent rights shall begin with M.I.T. notifying COMPANY of the invention (such notification to be held in confidence), and shall expire [**] days later unless COMPANY notifies M.I.T. in writing that it wishes to exercise its option. For each invention so elected, COMPANY shall pay a license addition fee of $[**]dollars;) the patent rights of that invention shall then be added to the PATENT RIGHTS of this Agreement by amendment.

        2.7    No Additional Rights.    Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

        3.1    Diligence Requirements.    COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

          (a)   Within [**] months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

          (b)   Within [**] days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a [**] for the year in which the report is submitted.

          (c)   COMPANY shall raise at least $[**] Dollars ($[**]) by June 30, 2002 from the sale of Company's equity securities for its own account. (with modified wording, can include exchange of equity for joint ventures or collaborations)

          (d)   In the aggregate, COMPANY shall raise at least $[**] Dollars ($[**]) by June 30, 2004 from the sale of Company's equity securities for its own account.

          (e)   COMPANY shall fund no less than [**] Dollars ($[**]) of research toward the development of LICENSED PRODUCTS and/or LICENSED PROCESSES in each calendar year (pro-rated for partial years) beginning in 2002 and ending with the first commercial sale of a LICENSED PRODUCT or a first commercial performance of a LICENSED PROCESS.

        In the event that the obligations under this Section 3.1 have not been fulfilled, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

4. ROYALTIES AND PAYMENT TERMS.

        4.1    Consideration for Grant of Rights.

          (a)    License Issue Fee and Patent Cost Reimbursement.    COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of [**] dollars ($[**]), and, in accordance with Section 6.3,

  shall reimburse M.I.T. for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

          (b)    License Maintenance Fees.    COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

January 1, 2003	$	[**]
January 1, 2004	$	[**]
and each January 1 of every year thereafter	$	[**]

          This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

          (c)    Running Royalties.    COMPANY shall pay to M.I.T. a running royalty of [**] percent ([**]%) of NET SALES by COMPANY and its AFFILIATES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] days of the end of each REPORTING PERIOD. For each Licensed Product sold, COMPANY shall have the right to credit against Running Royalties due to M.I.T. [**] percent ([**]%) of the royalties paid to third parties for that Product; provided however, that the royalties paid to M.I.T. shall not be less than [**] percent ([**]%) of the Net Sales of that Licensed Product.

          The foregoing notwithstanding, if, in any calendar year, the royalty proceeds to M.I.T. pursuant to this Section 4.1(c) reach the sum of [**] Dollars ($[**]), then the royalty rate that shall be applied to any additional NET SALES during that same calendar year shall be reduced to [**] of the amount specified in the first paragraph of this Section 4.1(c). Furthermore, if, in any calendar year, the royalty proceeds to M.I.T. pursuant to this Section 4.1(c) reach the sum of [**] Dollars ($[**]), then the royalty rate that shall be applied to any additional NET SALES during that same calendar year shall be reduced to [**] of the amount specified in the first paragraph of this Section 4.1(c).

          (d)    Sharing of SUBLICENSE INCOME.    COMPANY shall pay M.I.T. a total of [**] percent ([**]%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES, excluding running royalties on NET SALES of SUBLICENSEES. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] days of the end of each REPORTING PERIOD.

          (e)    No Multiple Royalties.    If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

          (f)    Equity.

            (i)    Initial Grant.    COMPANY shall issue a total of Two Hundred Thousand (200,000) shares of Common Stock of COMPANY, $.001 par value per share, (the "Shares") in the name of M.I.T. and no more that five (5) persons as M.I.T. shall direct ("M.I.T. Holder"), and each M.I.T. Holder shall receive such number of shares as M.I.T. shall direct.

            COMPANY represents to M.I.T. that, as of the Effective Date, the aggregate number of Shares equals at least [**] Percent ([**]%) of the COMPANY's issued and outstanding Common Stock calculated on a "Fully Diluted Basis." For purposes of this Section 4.1(f), "Fully Diluted Basis" shall mean that the total number of issued and outstanding shares of the COMPANY's Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock and the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable.

            (ii)    Participation in Future Private Equity Offerings.    M.I.T. (specifically not including M.I.T. Holders) shall have the right to purchase, pursuant to terms and conditions at least as favorable as those granted to other offerees, a sufficient number of shares of the COMPANY's equity securities in the first equity financing of the COMPANY after the date hereof such that immediately following such offering M.I.T. would own at least the same percentage, on a Fully Diluted Basis, of the COMPANY's issued and outstanding Common Stock that it owned immediately prior to such offering. M.I.T. shall be considered to have waived its participation right if it fails to respond within [**] business days following its receipt of a representative package of due diligence information and a term sheet for such an offering. In addition, whether or not M.I.T. elects to participate in such first equity offering, M.I.T. shall have the right to become a party the investors rights agreement, or the like, among the COMPANY and the purchasers of such equity securities to the extent it provides to M.I.T. preemptive rights to purchase a sufficient number of additional securities in future equity offerings to maintain its percentage ownership of the common stock of the COMPANY on a Fully Diluted Basis. Until such investors rights agreement is entered into in connection with an equity financing of the COMPANY, M.I.T. shall continue to maintain its rights in subsequent offerings to purchase a sufficient number of equity securities of the COMPANY such that immediately following such offering M.I.T. would own at least the same percentage, on a Fully Diluted Basis, of the COMPANY's issued and outstanding Common Stock that it owned immediately prior to such offering. All rights granted to M.I.T. pursuant to this Section 4.1(f)(iii) shall terminate immediately prior to a firm commitment underwritten public offering of the COMPANY's common stock resulting in gross proceeds to the COMPANY of at least $[**].

            (iii)    Adjustments for Punitive Round Financings.    After the date of the Funding Threshold (the "Funding Threshold Date"), if, as a result of the issuance by the COMPANY of Common Stock, or any equity security exercisable for or convertible into Common Stock, the conversion rate into Common Stock of any outstanding shares of convertible preferred stock of the COMPANY issued on or before the Funding Threshold Date is adjusted pursuant to an antidilution adjustment included in the Certificate of Incorporation of the COMPANY, the COMPANY will issue to M.I.T. for each share of Common Stock issued pursuant to Section 4.1(f)(i) and held by M.I.T. a share and/or fractional share of Common Stock equal to the additional share and/or fractional share of Common Stock which a holder of such convertible preferred stock would be entitled to receive as a result of such adjustment of the conversion rate included in the COMPANY's Certificate of Incorporation as if such holder converted his share of convertible preferred stock into Common Stock immediately after such adjustment, whether or not such conversion is actually exercised at the time of the dilutive issuance adjustment.

            Notwithstanding the above, if the issuance by the COMPANY of Common Stock, or any equity security exercisable for or convertible into Common Stock, would have caused an adjustment in the conversion rate included in the COMPANY's Certificate of Incorporation but for the waiver of such adjustment by the holders of such convertible preferred stock (the "Preferred Holders") or the effect of any so called "pay to play" provision, then upon such issuance, if M.I.T., in its own discretion, does not also waive such adjustment, the Company shall issue to M.I.T. such additional shares of Common Stock that M.I.T. would have been issued as set forth above had the Preferred Holders not waived such adjustment or the effect of the pay to play provision had not precluded such adjustment. Thereafter, the conversion rate of the preferred stock shall be deemed to have been adjusted notwithstanding the waiver or preclusion of such adjustment for purposes of determining whether or not future issuances by the COMPANY of Common stock, or any equity security exercisable for or convertible into Common Stock, should require the COMPANY to issue additional shares of Common Stock to M.I.T.

        4.2    Payments.

          (a)    Method of Payment.    All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

          (b)    Payments in U.S. Dollars.    All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

          (c)    Late Payments.    Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5. REPORTS AND RECORDS.

        5.1    Frequency of Reports.

          (a)    Before First Commercial Sale.    Prior to the first commercial sale of the first LICENSED PRODUCT or first commercial performance of the first LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within [**] days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

          (b)    Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS.    COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within [**] days of occurrence.

          (c)    After First Commercial Sale.    After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within [**] days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

        5.2    Content of Reports and Payments.    Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

          (i)    the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY and its AFFILIATES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY and its AFFILIATES in the provision of services in each country;

          (ii)   a description of LICENSED PROCESSES performed by COMPANY and its AFFILIATES in each country as may be pertinent to a royalty accounting hereunder;

          (iii)  the gross price charged by COMPANY and its AFFILIATES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY and its AFFILIATES in each country;

          (iv)  calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

          (v)   total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

          (vi)  the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

          (vii) the number of sublicenses entered into for the PATENT RIGHTS.

  If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

        5.3    Financial Statements.    On or before the [**] day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's treasurer or chief financial officer or by an independent auditor. M.I.T. shall maintain such financial statements as confidential information of the COMPANY.

        5.4    Records.    COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within [**] days of receiving notice thereof from M.I.T.

6. PATENT PROSECUTION.

        6.1    Responsibility for PATENT RIGHTS.    COMPANY shall assume responsibility for preparation, filing, prosecution and maintenance of all of the PATENT RIGHTS in M.I.T.'s name using attorneys acceptable to M.I.T. Such activities shall be conducted in M.I.T.'s best interest and COMPANY shall not abandon any substantive claim of the PATENT RIGHTS without permission from M.I.T. M.I.T. shall be copied on all correspondence regarding patent filing, prosecution and maintenance and shall have reasonable opportunities to advise COMPANY and shall cooperate with COMPANY in such filing, prosecution and maintenance.

        6.2    International (non-United States) Filings.    Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

        6.3    Payment of Expenses.    Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. COMPANY shall reimburse all amounts incurred by M.I.T. within [**] days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c).

7. INFRINGEMENT.

        7.1    Notification of Infringement.    Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

        7.2    Right to Prosecute Infringements.

          (a)    COMPANY Right to Prosecute.    So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

          Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

          (b)    M.I.T. Right to Prosecute.    In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

        7.3    Declaratory Judgment Actions.    In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within [**] days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY's sole expense, subject to Sections 7.4 and 7.5.

        7.4    Offsets.    COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

        7.5    Recovery.    Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer or had entered into a sublicense agreement with the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

        7.6    Cooperation.    Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

        7.7    Right to Sublicense.    So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Section 4.1(d).

8. INDEMNIFICATION AND INSURANCE

        8.1    Indemnification.

          (a)    Indemnity.    COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

          (b)    Procedures.    The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

        8.2    Insurance.    COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

9. NO REPRESENTATIONS OR WARRANTIES

        EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party.

        IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES OR COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ANY SUCH ENTITY OR PERSON SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. ASSIGNMENT.

        This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T. Notwithstanding the foregoing, COMPANY may assign this Agreement in connection with the sale or transfer of all or substantially all of COMPANY's business relating to the LICENSED PRODUCTS and LICENSED PROCESSES, whether by merger, consolidation, sale of assets or otherwise; provided that (a) the assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment and (b) the total valuation of the COMPANY is at least [**] Dollars ($[**]). In the event that the total valuation of the COMPANY is less than $[**], then the assignment may be made only with M.I.T.'s written permission. Failure of such assignee to so agree to be bound by the terms and conditions hereof shall be grounds for termination by M.I.T. under Section 12.3.

11. GENERAL COMPLIANCE WITH LAWS

        11.1    Compliance with Laws.    COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

        11.2    Export Control.    COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

        11.3    Non-Use of M.I.T. Name.    COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

        11.4    Marking of LICENSED PRODUCTS.    To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12. TERMINATION

        12.1    Voluntary Termination by COMPANY.    COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

        12.2    Cessation of Business.    If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

        12.3    Termination for Default.

          (a)    Nonpayment.    In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

          (b)    Material Breach.    In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within [**] days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

        12.4    Effect of Termination.

          (a)    Survival.    The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 4.1(f), 5.2 (obligation to provide final report and payment), 5.4, 11.1, 11.2 and 12.4.

          (b)    Inventory.    Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within [**] months after the effective date of termination.

          (c)    Pre-termination Obligations.    In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

        13.1    Mandatory Procedures.    The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

        13.2    Equitable Remedies.    Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

        13.3    Dispute Resolution Procedures.

          (a)    Mediation.    In the event any dispute arising out of or relating to this Agreement remains unresolved within [**] days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [**] business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within [**] days after the Notice Date.

          (b)    Trial Without Jury.    If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

        13.4    Performance to Continue.    Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

        13.5    Statute of Limitations.    The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14. MISCELLANEOUS.

        14.1    Notice.    Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

        If to M.I.T., all matters relating to the license:

      Technology Licensing Office, Room NE25-230
      Massachusetts Institute of Technology
      77 Massachusetts Avenue
      Cambridge, MA 02139-4307
      Attention: Director
      Tel: 617-253-6966
      Fax: 617-258-6790

        If to M.I.T., relating to any equity action after the initial issuance of shares:

      Massachusetts Institute of Technology
      Treasurer's Office
      238 Main Street
      Cambridge, MA 02142
      Attention: Phillips B. Moore
      Tel: 617-253-5422
      Fax: 617-258-6676

        If to COMPANY:

      A123 Systems, Inc
      1 Memorial Drive, 12th Floor
      Cambridge, MA 02142
      Attention: Ric Fulop
      Tel: 617-250-0565
      Fax:

          All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

        14.2    Governing Law.    This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

        14.3    Force Majeure.    Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

        14.4    Amendment and Waiver.    This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        14.5    Severability.    In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

        14.6    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

        14.7    Headings.    All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

        14.8    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is December 4, 2001.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		A123 SYSTEMS, INC
By:	/s/ John H. Turner, Jr.	By:	/s/ Ric Fulop
Name:	John H. Turner, Jr.	Name:	Ric Fulop
Title:	Associate Director Technology Licensing Office	Title:	President
MASSACHUSETTS INSTITUTE OF TECHNOLOGY
By:	/s/ J. David Lister
Name:	J. David Lister, Ph.D.
Title:	Vice President for Research

APPENDIX A
List of Patent Applications, Patents and Invention Disclosure for MIT Case 9264

I.
United States Patents and Applications

    MIT Case 8700, USA Patent Application Serial No. 60/242124, Filed October 20, 2000, Entitled "Microstructural Modeling Of Lithium Battery Electrodes".

    MIT Case 9101, USA Patent Application Serial No. APPL. FILED, Filed July 27, 2001, Entitled "Self-organizing Structures And Associated Methods".

II.
International (non-U.S.) Patents and Applications

III.
Invention Disclosure

    M.I.T. Case No. 9541, "Conductive Lithium Storage Electrode and Method of Making Same", by Yet-Ming Chiang, Sung-Yoon Chung and Jason T. Bloking

APPENDIX B
List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

EXHIBIT A

CONFLICT AVOIDANCE STATEMENT

    Name: Yet-Ming Chiang
    Dept. or Lab.: Materials Science and Engineering
    Company: A123 Systems, Inc.
    Address: One Memorial Drive, 12th Floor

    Licensed Technology: M.I.T. Case No. 8700, "Design And Manufacturing Process For Batteries", by Yet-Ming Chiang and Benjamin Hellweg; M.I.T. Case No. 9101, "Self-assembled Electrochemical And Bipolar Electronic Devices", by Yet-Ming Chiang and W. Douglas Moorehead and M.I.T. Case No. 9541, Conductive Lithium Storage Electrode and Method of Making Same" by Yet-Ming Chiang, Sung-Yoon Chung and Jason T. Bloking

Because of the M.I.T. license granted to the above company and my equity* position and continuing relationship with this company, I acknowledge the potential for a possible conflict of interest between the performance of research at M.I.T. and my contractual or other obligations to this company. Therefore, I will not:

  1)
  use students at M.I.T. for research and development projects for the company;

  2)
  restrict or delay access to information from my M.I.T. research;

  3)
  take direct or indirect research support from the company in order to support my activities at M.I.T.; or

  4)
  employ students at the company, except in accordance with Section 4.5.2, "Faculty and Students," in the Policies and Procedures Guide.

In addition, in order to avoid the appearance of a conflict, I will attempt to differentiate clearly between the intellectual directions of my M.I.T. research and my contributions to the company. To that end, I will expressly inform my department head/laboratory director annually of the general nature of my activities on behalf of the company.

Signed:

Date:

Approved by:

Name (print):

(Dept. Head or Lab Dir)

*
"Equity" includes stock, options, warrants or other financial instruments convertible into stock, which are directly or indirectly controlled by the inventor.

EXHIBIT B

INVENTOR/AUTHOR ACKNOWLEDGMENT
OF NO EQUITY DISTRIBUTION
Form Version 8/22/01

        In partial reliance on the undersigned's execution of this Acknowledgment, M.I.T. has entered into the license agreement to which this Acknowledgment is attached (the "LICENSE") in which COMPANY received certain licenses to the technology listed below, on some or all of which the undersigned is a listed inventor or author. The undersigned, independently of the LICENSE, has received or will soon acquire equity in A123 Systems, Inc. ("COMPANY"), and, in accordance with M.I.T.'s licensing policies contained in M.I.T.'s Guide to the Ownership, Distribution and Commercial Development of M.I.T. Technology, as that policy may be amended from time to time (specifically §4.2.5 as of this Form Version date), the undersigned, on his/her own behalf and on behalf of his/her heirs and assigns, acknowledges and agrees that he/she has no right to receive any share of equity income received by M.I.T. in consideration for the LICENSE.

        Technology Licensed as of the EFFECTIVE DATE of the LICENSE:

        M.I.T. Case No. 8700, "Design And Manufacturing Process For Batteries", by Yet-ming Chiang And Benjamin Hellweg;

        M.I.T. Case No. 9101, "Self-assembled Electrochemical And Bipolar Electronic Devices", by Yet-Ming Chiang and W. Douglas Moorehead

        M.I.T. Case No.9541, Conductive Lithium Storage Electrode and Method of Making Same" by Yet-Ming Chiang, Sung-Yoon Chung and Jason T. Bloking

Witness:	Signed:

Print Name: Yet-Ming Chiang
Date:

FIRST AMENDMENT

        This First Amendment is made as of the date set forth above the signatures of the parties below, by and between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and AI23 Systems, Inc. ("COMPANY"), a Massachusetts corporation, with a principal place of business at 1 Memorial Drive, 12th Floor, Cambridge, MA 02421-1313.

        WHEREAS, on December 4, 2001, M.I.T. and COMPANY executed an Exclusive Patent License Agreement ("LICENSE AGREEMENT") relating to: M.I.T. Case No. 8700, "Design And Manufacturing Process For Batteries", by Yet-Ming Chiang and Benjamin Hellweg; M.I.T. Case No. 9101, "Self-assembled Electrochemical And Bipolar Electronic Devices", by Yet-Ming Chiang and W. Douglas Moorehead and M.I.T. Case No. 9541, "Conductive Lithium Storage Electrode and Method of Making Same" by Yet-Ming Chiang, Sung-Yoon Chung and Jason T. Bloking (collectively the "PATENT RIGHTS"); and

        WHEREAS, M.I.T. and COMPANY now wish to modify, without changing the original intent of, the LICENSE AGREEMENT;

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.     The phrase "excluding running royalties on NET SALES of SUBLICENCEES" shall be stricken from Section 4.1(d) of the LICENSE AGREEMENT. Therefore, Section 4.1(d) shall now read as follows:

          (d)   Sharing of SUBLICENSE INCOME.    COMPANY shall pay M.I.T. a total of [**] percent ([**]%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] days of the end of each REPORTING PERIOD.

        2.     The remaining terms and conditions of the LICENSEE AGREEMENT remain in effect.

        IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this First Amendment is February 1, 2003.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		A123 SYSTEMS, INC
By:	/s/ John H. Turner, Jr.	By:	/s/ Bart Riley
Name:	John H. Turner, Jr.	Name:	Bart Riley
Title:	Associate Director, Technology Licensing Office	Title:	Vice President, Research & Development

SECOND AMENDMENT

        This Second Amendment is entered into this 25th day of July, 2008 (the "Effective Date") and amends the Exclusive Patent License Agreement dated December 4, 2001 (the "2001 License Agreement") by and between the Massachusetts Institute of Technology, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. ("M.I.T."), and A123 Systems, Inc., a Delaware corporation having its principal office at 321 Arsenal Street, Watertown, MA 02472 ("COMPANY").

        WHEREAS, M.I.T. and COMPANY wish to amend the 2001 License Agreement in order to redefine the royalty terms;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree to amend the 2001 License Agreement as follows:

1.     Establish a new definition as follows and add as a new Section 1.13:

    1.13 "ROYALTY BASE" shall mean the total manufacturing cost, as determined by Generally Accepted Accounting Principles (GAAP), of all battery cathode powder material produced or acquired by COMPANY and/or AFFILIATES where such battery cathode powder material is used in a battery electrode that is a LICENSED PRODUCT.

2.     The present Section 4.1(c) shall be deleted in its entirety and replaced with the following new Section 4.1(c):

    (c)    Running Royalties.    (i) Commencing as of the Effective Date, for any LICENSED PRODUCTS that include battery cathode powder material produced or acquired by COMPANY and/or AFFILIATES, COMPANY shall pay to M.I.T. a running royalty of [**] percent ([**]%) of the ROYALTY BASE. No other running royalties shall be due MIT with respect to such LICENSED PRODUCTS. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] days of the end of each REPORTING PERIOD. During each such REPORTING PERIOD, COMPANY shall have the right to credit against Running Royalties due to M.I.T. [**] percent ([**]%) of any other royalty COMPANY is required to pay for the same battery cathode powder material to (i) M.I.T. pursuant to another license agreement and/or (ii) a third party; provided that under no circumstance shall the royalty due to M.I.T. under this Section 4.1(c) be less that [**] percent ([**]%) of the ROYALTY BASE.

    (ii)    Should the COMPANY and its AFFILIATES have NET SALES of LICENSED PRODUCTS that do not contain battery cathode powder material produced or acquired by COMPANY and/or AFFILIATES and used in a battery electrode and for which the ROYALTY BASE is therefore not applicable, then the COMPANY and M.I.T. shall meet in good faith to revise and expand the definition of the ROYALTY BASE and the terms of this Section 4.1(c) to include such LICENSED PRODUCTS under mutually agreeable terms, provided that any running royalty applicable to such LICENSED PRODUCTS shall not exceed [**] percent ([**]%) of NET SALES.

3.     The present Section 5.2 shall be deleted and replaced with the following new Section 5.2:

          5.2   Content of Reports and Payments.    Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD, only to the extent that such information may be applicable to such REPORTING PERIOD:

            (i)    the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY and its AFFILIATES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY and its AFFILIATES in the provision of services in each country;

            (ii)   a description of LICENSED PROCESSES performed by COMPANY and its AFFILIATES in each country as may be pertinent to a royalty accounting hereunder;

            (iii)  calculation of the ROYALTY BASE for the applicable REPORTING PERIOD;

            (iv)  calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

            (v)   total royalty payable on the ROYALTY BASE in U.S. dollars, together with the exchange rates used for conversion;

            (vi)  the amount of SUBLICENSE INCOME received by COMPANY and AFFILIATES from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

            (vii) the number of sublicenses entered into for the PATENT RIGHTS.

          If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

          Such report shall only include the information set forth in subparagraphs (i), (ii) and (iv) above if the running royalties are calculated in accordance with Section 4.1 (c) (ii) above.

4.    COMPANY'S notice address in the present Section 14.1 shall be deleted in its entirety and replaced with the following:

      A123 Systems, Inc. 321 Arsenal Street, Watertown, MA 02472 Attention: General Counsel
      Tel: (617) 778- 5700

5. On or before [**], COMPANY shall make a [**] payment of [**] Dollars ($[**]) to M.I.T. in consideration of redefining the royalty terms under this Second Amendment.

6.    The remaining terms and conditions of the 2001 License Agreement remain in effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment the day and year set forth below.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		A123 SYSTEMS, INC
By	/s/ John H. Turner, Jr.	By	/s/ Michael Rubino
Name	John H. Turner, Jr.	Name	Michael Rubino
Title	Associate Director Technology Licensing Office	Title	CFO
Date	July 28, 2008	Date	July 25, 2008

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  Exhibit 10.28
SECOND AMENDMENT